                                                                Exhibit 1.A.5(a)

                                                                        2E-40-02

                                                  POLICY NUMBER: [16,000,001]

NEW ENGLAND LIFE INSURANCE COMPANY
BOSTON, MASSACHUSETTS 02116

                                                          INSURED: [JOHN DOE]




                   FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

                              NON-PARTICIPATING

Flexible Premiums are payable during the lifetime of the Insured to Attained Age
100. Upon our receipt of proof of the Insured's death, we will pay the Policy Proceeds to the Beneficiary. This Policy must be in force. We may request that the Policy be returned to us after death occurs. Any payment will be subject to all of the provisions and conditions on this and the following pages of this Policy.

THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY INCREASE OR DECREASE UNDER THE CONDITIONS DESCRIBED IN THE POLICY BENEFITS SECTION.

THE POLICY'S CASH VALUE CAN VARY FROM DAY TO DAY. IT CAN INCREASE OR DECREASE, DEPENDING ON THE VARIABLE ACCOUNT INVESTMENT EXPERIENCE AND ON THE FIXED ACCOUNT INTEREST. SEE THE VARIABLE ACCOUNT PROVISION AND THE FIXED ACCOUNT CASH VALUE PROVISION.

                           RIGHT TO EXAMINE POLICY

You may return this Policy or an increase in Face Amount to us or to one of our agents within [10] days from the date you receive it. If you return the Policy within this period, we will refund any premium paid and the Policy will be void from the start. If you return an increase in Face Amount within this period, we will restore to this Policy's Cash Value the Monthly Deductions plus any Face Amount Increase Administration Charge for the increase.

This Policy is a legal contract between the Policy Owner and New England Life Insurance Company. PLEASE READ YOUR CONTRACT CAREFULLY.


Signed for the Company at its Home Office, [501 Boylston Street, Boston, MA 02116)(1-800-388-4000)]


PRESIDENT

          SECRETARY

                       ALPHABETIC GUIDE TO YOUR CONTRACT

Section                                          Section
4         Addition, Deletion or Substitution     3           Misstatement of Age or Sex and
          of Investments                                     Corrections
6         Allocation of Net Premiums             8           Monthly Administration and Issue
                                                             Expense
8         Asset Charge                                       Charge
2         Assignments                            8           Monthly Cost of Insurance
8         Basis of Computation                   8           Monthly Cost of Insurance Rates
2         Beneficiary                            8           Monthly Deduction
8         Cash Surrender Value                   8           Monthly Policy Charge
8         Cash Values                            8           Net Investment Factor
8         Cash Value After Attained Age 100      6           Net Premium
5         Change in Death Benefit Option         6           No Lapse Period
5         Change in Face Amount                  2           Owner
3         Change of Insured                      8           Partial Withdrawals
2         Change of Owner or Beneficiary         9           Payment of Policy Benefits
3         Claims of Creditors                    6           Payment of Premiums
5         Continuation of the Policy Beyond      6           Percent of Premium Charge
          Attained Age 100                       5           Policy Changes
3         Contract                               1           Policy Date
3         Conversion Rights                      5           Policy Proceeds
5         Death Benefit                          8           Postponement of Payments or
                                                             Transfers
1         Definitions                            6           Premium Tax Charge
5         Definition of Life Insurance           6           Reinstatement
4         Sub-Accounts                           2           Requests for Changes and/or
6         Federal Tax Charge                                 Information
8         Fixed Account Cash Value               8           Variable Account Cash Value
8         Fixed Account Interest Rate            4           Variable Account Provisions
6         Grace Period                           3           Statements in Application
3         Incontestability                       3           Suicide Exclusion
9         Interest on Proceeds                   8           Surrender
1         Issue Date                             8           Surrender Charge
8         Loan Account Cash Value                4           Transfer
7         Loans                                  3           Unisex Basis
                                                 8           Variable Accumulation Units


Additional Benefit Riders, Modifications and Amendments, if any, and a copy of the Application are found following the final section.

POLICY SPECIFICATIONS


                          GENERAL POLICY SPECIFICATIONS


INSURED                       [JOHN DOE]
POLICY NUMBER               [16,000,001]   PLANNED ANNUAL PREMIUM:
ISSUE DATE             [JANUARY 1, 2002]         1ST YEAR                              [$732.50]
POLICY DATE            [JANUARY 1, 2002]         YEARS 2+                              [$732.50]
FACE AMOUNT                    [$50,000]   QUALIFIED ROLLOVER PREMIUM                    [$0.00]
DEATH BENEFIT                              NO LAPSE ANNUAL PREMIUM                     [$732.50]
 OPTION                       [OPTION A]   NO LAPSE PREMIUM
INSURED AGE                         [35]             DATE                      [JANUARY 1, 2007]
SEX                               [MALE]   MAXIMUM PREMIUM TAX CHARGE                     [2.5%]
RISK CLASSIFICATION            [STANDARD   MAXIMUM FEDERAL TAX CHARGE                    [1.25%]
                                 SMOKER]   MAXIMUM PERCENT OF PREMIUM CHARGE                [5%]
                                           MAXIMUM PERCENT OF PREMIUM
                                             CHARGE QUALIFIED ROLLOVER
                                             PREMIUM                                        [0%]

                             BENEFITS  -   AS SPECIFIED IN POLICY
                                           AND IN ANY RIDER
                            POLICY PLAN:   FLEXIBLE PREMIUM VARIABLE
                                           LIFE INSURANCE

VARIABLE ACCOUNT                                            [NEW ENGLAND VARIABLE  LIFE
                                                                    SEPARATE ACCOUNT  ]
MAXIMUM NUMBER OF ACCOUNTS                                                         [49]
FIXED ACCOUNT CASH VALUE
      GUARANTEED INTEREST RATE                                                     [3%]
FIXED ACCOUNT MAXIMUM
      ALLOCATION PERCENT                                                         [100%]
FIXED ACCOUNT MAXIMUM
      WITHDRAWAL PERCENT LIMIT                                                    [25%]
MONTHLY DISCOUNT FACTOR                                                     [1.0024663]
MAXIMUM MONTHLY ASSET CHARGE PRECENTAGE:
      YEARS 1 - 10                                                         [0.0583333%]
      YEARS 11 - 20                                                        [0.0291667%]
      YEARS 21 +                                                           [0.0208333%]
MAXIMUM ANNUAL ASSET CHARGE PERCENTAGE:
      YEARS 1 - 10                                                              [0.70%]
      YEARS 11 - 20                                                             [0.35%]
      YEARS 21 +                                                                [0.25%]
MAXIMUM MONTHLY POLICY CHARGE:
      1st YEAR                                                                 [$25.00]
      YEARS 2 +                                                                 [$6.00]
MAXIMUM MONTHLY ADMINISTRATION AND ISSUE EXPENSE
  CHARGE RATE:
      YEARS 1 - 10                                                            [$0.1501]
      YEARS 11 +                                                                   [$0]
MAXIMUM LOAN INTEREST CHARGE RATE                                               [3.50%]
MINIMUM LOAN AND WITHDRAWAL AMOUNT                                            [$500.00]
MAXIMUM NUMBER OF TRANSFERS OR WITHDRAWALS                                         [12]
MINIMUM FACE AMOUNT                                                           [$50,000]
MINIMUM FACE AMOUNT INCREASE                                                  [$10,000]
MINIMUM FACE AMOUNT DECREASE                                                  [$10,000]
MAXIMUM FACE AMOUNT INCREASE ADMINISTRATION CHARGE                            [$100.00]
MAXIMUM PROCESSING CHARGE                                                      [$25.00]
GUARANTEED INTEREST RATE ON PROCEEDS                                             [3.0%]
7702 TABLE                                                    [1980 CSO MORTALITY TABLE
                                                                 FOR A MALE SMOKER, AGE
                                                                      NEAREST BIRTHDAY]
BASIS OF COMPUTATION                                          [1980 CSO MORTALITY TABLE
      OF MINIMUM CASH VALUES                                     FOR A MALE SMOKER, AGE
                                                                      NEAREST BIRTHDAY]
BASIS OF COMPUTATION INTEREST RATE                                               [4.0%]

IF THE INITIAL PREMIUM PAID AND SUBSEQUENT PREMIUMS PROVE TO BE TOO LOW, COVERAGE PROVIDED BY THIS POLICY MAY CEASE.

                   TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES
                                 RATES ARE PER $1,000

INSURED: [JOHN DOE]
COVERAGE: [FPVL]
ISSUE DATE: [JANUARY 1, 2002]
POLICY NUMBER: [16,000,001]

  ATTAINED AGE       RATE     ATTAINED AGE      RATE       ATTAINED AGE       RATE
       35           0.2192         57          1.5075           79            9.4575
       36           0.2342         58          1.6408           80           10.1325
       37           0.2533         59          1.7792           81           10.8675
       38           0.2750         60          1.9325           82           11.6833
       39           0.3000         61          2.1050           83           12.5858
       40           0.3283         62          2.2992           84           13.5408
       41           0.3617         63          2.5192           85           14.5167
       42           0.3958         64          2.7617           86           15.4817
       43           0.4350         65          3.0242           87           16.4217
       44           0.4758         66          3.2975           88           17.4475
       45           0.5225         67          3.5842           89           18.4600
       46           0.5692         68          3.8792           90           19.4742
       47           0.6200         69          4.1933           91           20.5100
       48           0.6733         70          4.5400           92           21.6108
       49           0.7333         71          4.9242           93           23.0250
       50           0.7967         72          5.3608           94           24.8458
       51           0.8700         73          5.8525           95           27.4967
       52           0.9517         74          6.3883           96           32.0458
       53           1.0450         75          6.9808           97           40.0167
       54           1.1500         76          7.5917           98           54.8317
       55           1.2617         77          8.2100           99           83.3333
       56           1.3825         78          8.8258          100+           0.0000

THESE RATES ARE FOR THE BASE POLICY AT ISSUE. THEY ARE BASED ON THE 1980 COMMISSIONERS STANDARD ORDINARY MORTALITY TABLE [FOR A MALE SMOKER].

                            TABLE OF CORRIDOR FACTORS

INSURED: [JOHN DOE]
COVERAGE: [FPVL]
ISSUE DATE: [JANUARY 1, 2002]
POLICY NUMBER: [16,000,001]

DEFINITION OF LIFE
INSURANCE TEST:      [GUIDELINE PREMIUM TEST]

[TABLE OF GUIDELINE PREMIUM CORRIDOR FACTORS]

ATTAINED AGE    FACTOR       ATTAINED AGE     FACTOR       ATTAINED AGE     FACTOR
     35          2.50             57           1.42             79           1.05
     36          2.50             58           1.38             80           1.05
     37          2.50             59           1.34             81           1.05
     38          2.50             60           1.30             82           1.05
     39          2.50             61           1.28             83           1.05
     40          2.50             62           1.26             84           1.05
     41          2.43             63           1.24             85           1.05
     42          2.36             64           1.22             86           1.05
     43          2.29             65           1.20             87           1.05
     44          2.22             66           1.19             88           1.05
     45          2.15             67           1.18             89           1.05
     46          2.09             68           1.17             90           1.05
     47          2.03             69           1.16             91           1.04
     48          1.97             70           1.15             92           1.03
     49          1.91             71           1.13             93           1.02
     50          1.85             72           1.11             94           1.01
     51          1.78             73           1.09             95           1.01
     52          1.71             74           1.07             96           1.01
     53          1.64             75           1.05             97           1.01
     54          1.57             76           1.05             98           1.01
     55          1.50             77           1.05             99           1.01
     56          1.46             78           1.05            100           1.00

                            SURRENDER CHARGE SCHEDULE

INSURED: [JOHN DOE]
COVERAGE: [FPVL]
ISSUE DATE: [JANUARY 1, 2002]
POLICY NUMBER: [16,000,001]

               MAXIMUM                      MAXIMUM                       MAXIMUM
  POLICY      SURRENDER       POLICY       SURRENDER       POLICY        SURRENDER
  MONTH         CHARGE         MONTH         CHARGE         MONTH          CHARGE
   1-12        $220.05          48          $146.70          84            $73.35
    13          218.01          49           144.66          85             71.31
    14          215.98          50           142.63          86             69.28
    15          213.94          51           140.59          87             67.24
    16          211.90          52           138.55          88             65.20
    17          209.86          53           136.51          89             63.16
    18          207.83          54           134.48          90             61.13
    19          205.79          55           132.44          91             59.09
    20          203.75          56           130.40          92             57.05
    21          201.71          57           128.36          93             55.01
    22          199.68          58           126.33          94             52.98
    23          197.64          59           124.29          95             50.94
    24          195.60          60           122.25          96             48.90
    25          193.56          61           120.21          97             46.86
    26          191.53          62           118.18          98             44.83
    27          189.49          63           116.14          99             42.79
    28          187.45          64           114.10          100            40.75
    29          185.41          65           112.06          101            38.71
    30          183.38          66           110.03          102            36.68
    31          181.34          67           107.99          103            34.64
    32          179.30          68           105.95          104            32.60
    33          177.26          69           103.91          105            30.56
    34          175.23          70           101.88          106            28.53
    35          173.19          71            99.84          107            26.49
    36          171.15          72            97.80          108            24.45
    37          169.11          73            95.76          109            22.41
    38          167.08          74            93.73          110            20.38
    39          165.04          75            91.69          111            18.34
    40          163.00          76            89.65          112            16.30
    41          160.96          77            87.61          113            14.26
    42          158.93          78            85.58          114            12.23
    43          156.89          79            83.54          115            10.19
    44          154.85          80            81.50          116             8.15
    45          152.81          81            79.46          117             6.11
    46          150.78          82            77.43          118             4.08
    47          148.74          83            75.39          119             2.04
                                                             120             0.00

                          1.  DEFINITIONS IN THIS POLICY

WE, US AND OUR            New England Life Insurance Company.

YOU AND YOUR              The Owner of this Policy.

                          In the application the words "you" and "your" refer to the proposed Insured person(s).

INSURED                   The person whose life is insured under this Policy.
                          See the Policy Specifications page.

ISSUE AGE                 The age of the Insured as of his or her nearest
                          birthday to the Policy Date.

ATTAINED AGE              The Issue Age plus the number of completed policy
                          years. This includes any period during which this Policy was lapsed.

ISSUE DATE                The effective date of the coverage under this Policy
                          is the Issue Date shown on the Policy Specifications page. It is also the date from which the contestable and suicide periods are measured.

POLICY DATE               The date from which policy anniversaries, policy
                          years, and policy months are measured. It is the Policy Date shown on the Policy Specifications page.

INVESTMENT START DATE     The date as of when the first premium is applied to
                          the Fixed Account and/or the Sub-Accounts of the Variable Account. This date will be the later of:

                          1.  The Policy Date of the Policy; and

                          2. The date we receive the first premium at our Home Office or any other office designated by us.

QUALIFIED ROLLOVER        The amount of premium, if any, that was paid as a
PREMIUM                   result of replacing an existing life insurance policy
                          or annuity contract issued by us or any of our affiliates we consent to with this Policy. This premium will not be less than that shown on the Policy
                          Specifications page.

MONTHLY ANNIVERSARY       The same date in each succeeding month as the Policy
                          Date except that whenever the monthly anniversary falls on a date other than a Valuation Date, the monthly anniversary will be deemed the next Valuation
                          Date. If any monthly anniversary would be the 29th, 30th, or 31st day of a month that does not have that number of days, then the monthly anniversary will be the last day of that month.

FIXED ACCOUNT             The assets held by us, excluding any Loan, other than
                          those allocated to the Sub-Accounts of the Variable
                          Account or any other Variable Account.

VARIABLE ACCOUNT          A separate investment account created by us to receive
                          and invest Net Premiums received for this Policy or other policies.

LOAN ACCOUNT              The account to which we will transfer from the Fixed
                          Account and the Sub-Accounts of the Variable Account the amount of any Loan.

LOAN SUB-ACCOUNT          A Loan Sub-Account exists for the Fixed Account and
                          each Sub-Account of the Variable Account. Any Cash
                          Value transferred to the Loan Account will be allocated to the appropriate Loan Sub-Account to reflect the origin of the Cash Value. At any point in time, the Loan Account will equal the sum of all the Loan Sub-Accounts.

VALUATION DATE            Each day that the New York Stock Exchange is open for
                          trading and the SEC has not restricted trading or declared an emergency. Each Valuation Date ends at the close of regular trading on the New York Stock
                          Exchange.

VALUATION PERIOD          The period between the end of two successive Valuation
                          Dates.

SEC                       The United States Securities and Exchange Commission

                          2.  PERSONS WITH AN INTEREST IN THE POLICY

OWNER The Owner of the Policy is named in the Application (see copy attached); but, the Owner can be changed. The new owner will succeed to all rights of the Owner, including the right to make a further change of Owner. If there is more than one owner at a given time, all must exercise the rights of ownership by joint action. Ownership may be changed in accordance with the Change of Owner or Beneficiary provision.

                          The Owner may be someone other than the Insured and may be a person, a partnership, a corporation, a fiduciary or any other legal entity. At the death of the Owner, his or her estate will be the Owner, unless a successor Owner has been named. The rights of the Owner will end at the death of the Insured, except for Payment of Policy Benefits.

BENEFICIARY               The Beneficiary is named in the Application (see copy
                          attached); but the Beneficiary can be changed before the death of the Insured. An irrevocable beneficiary cannot be changed without his or her consent. The
                          Beneficiary can be a person, a corporation, a partnership, a fiduciary or any other legal entity. A person must survive the Insured to qualify as Beneficiary. If none survives, the proceeds will be paid to the Owner.

                          Any payment we make will terminate our liability with respect to such payment.

CHANGE OF OWNER OR        During the Insured's lifetime you may change the
BENEFICIARY               ownership and beneficiary designations, subject to any
                          restrictions as stated in the Owner or Beneficiary provisions. You must make the change in written form satisfactory to us. If acceptable to us the change will take effect as of the time you signed the request, whether or not the Insured is living when we receive your request at our Home Office or any other office designated by us. The change will be subject to any assignment of this Policy or other legal restrictions. It will also be subject to any payment we made or action we took before we received your written notice of the change.

ASSIGNMENTS               An absolute assignment of the Policy by the Owner is a
                          change of Owner and Beneficiary to the assignee. A collateral assignment of the Policy by the Owner is not a change of Owner or Beneficiary; but their rights will be subject to the terms of the assignment.
                          Assignments will be subject to all payments made and actions taken by us before a signed copy of the assignment is received by us at our Home Office or any other office designated by us. We will not be responsible for determining whether or not an assignment is valid.

DESIGNATION OF OWNER      A numbered sequence can be used to name successive
AND BENEFICIARY           Owners or Beneficiaries. Co-Beneficiaries will receive
                          equal shares unless otherwise stated.

                          In naming Owners or Beneficiaries, unless otherwise stated:

                          1.  "Child" includes an adopted or posthumous child;

                          2. "Provision for issue" means that if a Beneficiary does not survive the Insured, the share of that Beneficiary will be taken by his or her living issue by right of representation; and

                          3. A family relation such as "wife", "husband" or "child" means relation to the Insured.

                          At the time for payment of benefits, the company can rely on an affidavit of any Owner or other responsible person to determine family relations or members of a class.

REQUESTS FOR CHANGES      Submit all requests for change and/or information in
AND/OR INFORMATION        writing to our Home Office or any office designated by
                          us.



                          3.  GENERAL PROVISIONS

THE CONTRACT              We have issued this Policy in consideration of the
                          Application and payment of premiums. The Policy, the Application, any riders, any endorsements and any application for an increase in Face Amount constitute the entire contract and are made a part of the Policy when the insurance applied for is accepted. The Policy may be changed by mutual agreement. Any change must be in writing and approved by our President, Executive
                          Vice-President or Secretary. our agents have no authority to alter or modify any terms, conditions, or agreements of this Policy, or to waive any of its provisions.

STATEMENTS IN             All statements made by the Insured or on his or her
APPLICATION               behalf, or by the applicant, will be deemed
                          representations and not warranties, except in the case of fraud. Material misstatements will not be used to void the Policy, any rider or any increase in Face
                          Amount or deny a claim unless made in the Application for the Policy, a rider or an increase in Face Amount.

CLAIMS OF CREDITORS       To the extent permitted by law, neither the Policy nor
                          any payment under it will be subject to the claims of creditors or to any legal process.

CONVERSION RIGHTS         While your Policy is in force, you have a one time
                          right during the first two policy years to transfer all of your Cash Value from the Sub-Accounts of Variable Account to the Fixed Account.

                          If, at any time during the first two policy years, you request in writing the transfer of the Cash Value held in the Sub-Accounts of Variable Account to the Fixed Account and you indicate that you are making this transfer in exercise of your conversion rights, the transfer will not be subject to a transfer charge or transfer limits, if any. At the time of such transfer, there will not be any effect on the Policy's Death Benefit, Face Amount, Net

                          Amount at Risk, Risk Classification or Issue Age.

                          If you exercise your one time conversion right, we will automatically allocate all future Net Premiums to the Fixed Account. That allocation cannot be changed and no future transfers will be allowed.

MISSTATEMENT OF AGE       If there is a misstatement of age or sex in the
OR SEX AND                Application, the amount of the Death Benefit will be
CORRECTIONS               that which would be purchased by the most recent
                          Monthly Deduction at the correct age and sex.

                          If we make any payment or policy changes in good faith, relying on our records, or evidence supplied to us, our duty will be fully discharged. We reserve the right to correct any errors in the Policy.

UNISEX BASIS              If the Sex shown on the Policy Specifications pages
                          indicates Unisex, each policy, endorsement or rider provision that contains any differences based on sex is modified to provide for males and females the same:
                          rates; benefits; and values.

INCONTESTABILITY          We cannot contest this Policy after it has been in
                          force during the lifetime of the Insured for two years from its Issue Date. We cannot contest an increase in Face Amount with regard to material misstatements made concerning such increase after it has been in force during the lifetime of the Insured for two years from its effective date. We cannot contest a Death Benefit increase caused by a premium payment which required evidence of insurability after a period of two years from the date We received the premium payment. This provision will not apply to any rider that contains its own incontestability clause.

SUICIDE EXCLUSION         If the Insured dies by suicide, while sane or insane,
                          within two years from the Issue Date, the amount payable will be limited to the amount of premiums paid; less any outstanding Loan and Loan Interest to the date of death; and less any partial withdrawals.

                          If the Insured, while sane or insane, commits suicide within two years after the effective date of any increase in Face Amount, the Death Benefit for that increase will be limited to the Monthly Deductions for the increase.

CHANGE OF INSURED         While this Policy is in force, you may change the
                          Insured. To do this, you must meet the requirements established by us. Any rider attached to this Policy may be continued only with our consent. We reserve the right to charge a nominal fee for processing a change of Insured. This fee will not exceed the Maximum
                          Processing Charge shown on the Policy Specifications page.

                          There will be a change cost if there is an increase in the Net Cash Value as a result of the change.

                          There will be a change credit payable to you if there is a decrease in the Net Cash Value as a result of the change.

                          A detailed statement of the methods of computing the change cost and change credit have been filed, where required, with the Insurance Department of the state in which the Policy is delivered.

PERIODIC REPORT           Each year, or more often if required by law or
                          regulation, a report will be sent to you which shows the current Policy values, premiums paid and deductions made since the last report, any outstanding
                          Loan, and any other information required by law or regulation.

ILLUSTRATION OF           You may make a written request to us for an
BENEFITS AND VALUES       illustration of Cash Values and Death Benefits. We may
                          charge a nominal fee for any requested illustration after the first in each policy year. This fee will not exceed the Maximum

                          Processing Charge shown on the Policy Specifications page.

                          4.  VARIABLE ACCOUNT PROVISIONS

VARIABLE ACCOUNT          The variable benefits under this Policy are provided
                          through investments in the Variable Account. This account is used for flexible premium variable life insurance policies and, if permitted by law, may be used for other policies or contracts as well.

                          We hold the assets of the Variable Account. These assets are held separately from the assets held in the Fixed Account. Income, gains and losses---whether or not realized---from assets allocated to the Variable Account will be credited to or charged against the account without regard to our other income, gains or losses.

                          The portion of the assets held by the Variable Account equal to the reserves and other policy liabilities with respect to the Variable Account will not be charged with liabilities that arise from any other business we may conduct. We have the right to transfer to our Fixed Account any assets of the Variable Account which are in excess of the reserves and other policy liabilities of the Variable Account.

                          Net Premium allocations and requests for transfers, future allocation changes, Loans, partial withdrawals, and surrenders will be effective as of the end of the Valuation Period during which we receive the premium payment or the request in a form satisfactory to us.

                          The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Variable Account is also subject to the laws of the Commonwealth of Massachusetts, which regulate the operations of insurance companies incorporated in Massachusetts. The investment policy of the Variable Account will not be changed without the approval of the Insurance Commissioner of the Commonwealth of Massachusetts. The approval process is on file with the insurance commissioner of the state in which this Policy was delivered.

SUB-ACCOUNTS              The Variable Account has several Sub-Accounts. Each
                          Sub-Account invests in shares of registered investment companies or other pools of investment assets.

                          Income, gains and losses---whether or not realized---from the assets of each Sub-Account of the Variable Account are credited to or charged against that Sub-Account without regard to income, gains or losses in other Sub-Accounts of the Variable Account or in the Fixed Account.

                          We will value the assets of each Sub-Account of the Variable Account at the end of each Valuation Period.

                          The values and benefits of a policy depend on: the investment performance of the portfolios in which the Sub-Accounts are invested; and the interest credited to the Fixed Account. We do not guarantee the investment performance of the portfolios of the Sub-Accounts. You bear the investment risk for amounts invested in the Sub-Accounts for your Policy.

TRANSFERS                 After the Right to Examine Policy period, and if you
                          have not exercised your conversion rights, you may transfer amounts as follows:

                          1. Between the Fixed Account and the Sub-Accounts of Variable Account; or

                          2.  Among the Sub-Accounts of Variable Account.

                          These transfers will be subject to the following conditions:

                          1. We must receive a request for transfer in a form acceptable to us.

                          2. Except with our consent, the number of transfers in each policy year will be limited to the Maximum Number of Transfers or Withdrawals shown on the Policy Specifications page. If we consent to more than that in a policy year, we may impose a charge not to exceed the Maximum Processing Charge shown on the Policy Specifications page.

                          3. The maximum amount of all transfers and partial withdrawals from the Fixed Account (the Fixed Account Maximum) in any policy year will be the greater of a. and b.

                              a. The Cash Surrender Value of the Fixed Account at the beginning of that policy year times the Fixed Account Maximum Withdrawal Percent Limit, as shown on the Policy Specifications page.

                              b.  The previous policy year's Fixed Account
                                  Maximum withdrawal amount.

                                  However, if less than $100 would remain in the Fixed Account after the transfer, you can transfer the remainder to the Sub-Accounts of the Variable Account.

                                  The Fixed Account Cash Value immediately after any transfer to the Fixed Account cannot exceed i., below, times ii., below:

                                  i.  The Fixed Account Cash Value plus the
                                      Variable Account Cash Value.

                                  ii. The Fixed Account Maximum Allocation
                                      Percent as shown on the Policy
                                      Specifications page.

ADDITION, DELETION OR     We reserve the right, subject to compliance with
SUBSTITUTION OF           applicable law, to make additions to, deletions from,
INVESTMENTS               or substitutions for the shares of a fund that are
                          held by the Variable Account or that the Variable
                          Account may purchase. We reserve the right to eliminate the shares of any of the funds of this Policy and to substitute shares of another fund of a registered investment company if the shares or funds are no longer available for investment or if in our judgement, further investment in any fund should become inappropriate in view of the purpose of the Policy. We will not substitute any shares attributable to the Owner's interest in a Sub-Account of the Variable Account without notice to the Owner and compliance with the Investment Company Act of 1940. This will not prevent the Variable Account from purchasing other securities for other series or classes of policies or from permitting conversion between series or classes of policies or contracts on the basis of requests made by owners.

                          We reserve the right to establish additional
                          Sub-Accounts of the Variable Account which would invest in shares of registered investment companies or other pools of investment assets and to make such Sub-Accounts available to such class or series of policies as we deem appropriate. We also reserve the right to eliminate, close or combine existing Sub-Accounts of the Variable Account or to transfer assets between Sub-Accounts.

                          If we consider it to be in the best interest of persons having voting rights under the policies, the Variable Account may be operated as a management company under the Investment Company Act of 1940; it may be deregistered under that Act in the event registration is no longer required; it may be combined with other separate accounts; or its assets may be transferred to other separate accounts.

                          5.  POLICY BENEFITS



POLICY PROCEEDS           The Policy Proceeds are:

                          1. The Death Benefit under the Death Benefit Option then in effect; plus

                          2. The Monthly Cost of Insurance for the portion of the policy month from the date of death to the end of the policy month of death; less

                          3. Any payment due under the Grace Period provision as of the date of death; less

                          4.  Any Loan and Loan Interest due.

DEFINITION OF LIFE        This Policy is intended to qualify as a life insurance
INSURANCE                 contract under the Internal Revenue Code (called "the
                          Code") and any interpretive regulation or rulings by the Internal Revenue Service. The Code provides two tests to determine whether the Policy meets the definition of a life insurance contract: the Cash
                          Value Accumulation Test; and the Guideline Premium
                          Test. The Test, as chosen in the Application, cannot be changed. The Table of Corridor Factors shows the Test chosen for this Policy.

                          For either Test, the Death Benefit will not be less than: the Policy's Cash Value; times the applicable Attained Age Factor as shown on the Table of Corridor Factors page. If you choose the Cash Value Accumulation Test, the Table shown on the Table of Corridor Factors page will be the Table of Net Single Premium Corridor Factors. If you choose the Guideline Premium Test, the Table shown on the Table of Corridor Factors page will be the Table of Guideline Premium Factors. The Guideline Premium Corridor Factors are based on the percentages as currently described in
                          Section 7702(d) of the Internal Revenue Code of 1986.

DEATH BENEFIT             Prior to the Insured's Attained Age 100, the Death
                          Benefit depends upon the Death Benefit Option in effect on the date of the Insured's death. The Death
                          Benefit Option in effect is shown on the Policy
                          Specifications page or on the Policy Specifications page for Policy Change, if any.

                          DEATH BENEFIT OPTION A:

                          The Death Benefit is the greater of:

                          1.  The Face Amount; and

                          2. The death benefit required by the Cash Value Accumulation Test or the Guideline Premium Test, depending on the Definition of Life Insurance Test chosen at the time of Application for the Policy.

                          DEATH BENEFIT OPTION B:

                          The Death Benefit is the greater of:

                          1. The Face Amount plus the Cash Value on the date of death; and

                          2. The death benefit required by the Cash Value Accumulation Test or the Guideline Premium Test, depending on the Definition of Life Insurance Test chosen at the time of Application for the Policy.

CONTINUATION OF THE       If this Policy is in force on or after the Insured's
POLICY AFTER ATTAINED     Attained Age 100 and if the age of the Insured on the
AGE 100                   Issue Date is Attained Age 80 or younger, the Death
                          Benefit will be equal to the greater of:

                          1. The Cash Value on the date the Policy Proceeds become payable; and

                          2. The lesser of: the Face Amount of the Policy as of the policy anniversary on which the Insured is Attained Age 100; and the Face Amount of the Policy on the policy anniversary on which the Insured is Attained Age 80.

                          If this Policy is in force on or after the Insured's Attained Age 100 and if the age of the Insured on the Issue Date is Attained Age 81 or older, the Death Benefit will be equal to the Cash Value on the date the Policy Proceeds become payable.

                          PLEASE NOTE: THIS POLICY MAY NOT QUALIFY AS A LIFE INSURANCE CONTRACT UNDER THE CODE ON OR AFTER THE INSURED'S ATTAINED AGE 100 AND MAY BE SUBJECT TO TAX CONSEQUENCES. PLEASE CONSULT A TAX ADVISOR PRIOR TO CONTINUING THE POLICY BEYOND THE INSURED'S ATTAINED AGE 100. IT IS POSSIBLE THAT INSURANCE COVERAGE MAY NOT CONTINUE EVEN IF PLANNED PREMIUMS ARE PAID IN A TIMELY MANNER.

POLICY CHANGES            You may request policy changes at any time unless we
                          specifically indicate otherwise within this Policy. We reserve the right to not allow policy changes in the first policy year and to limit the number of changes to one per policy year. The types of changes allowed are explained below.

                          We will send you a Policy Specifications page for Policy Change when there is a policy change.

                          No change will be permitted that would result in this Policy not satisfying the definition of a life insurance contract under the Internal Revenue Code of 1986 or any applicable successor provision.

CHANGE IN FACE AMOUNT     The Face Amount may be changed by sending us a written
                          request.

                          Any requested decrease in Face Amount will be subject to the following conditions:

                          1. A request for decrease cannot be made until after the first policy year.

                          2. The requested decrease will become effective on the monthly anniversary on or following receipt of the request at our Home Office or any other office designated by us.

                          3. The requested decrease will reduce the Face Amount in the following order:

                              a. The Face Amount provided by the most recent applied for increase;

                              b. Face Amounts provided by the next most recent applied for increases, successively;

                              c. The Face Amount provided by any Adjustable Benefit Term Rider; and

                              d. The initial Face Amount plus any increase in Face Amount provided by a change in Death Benefit Option.

                          4. The Face Amount remaining in force after any requested decrease may not be less than the Minimum Face Amount shown on the Policy Specifications page.

                          5. Any requested decrease must be at least the Minimum Face Amount Decrease as shown on the Policy Specifications page.

                          6. A decrease in Face Amount may require a decrease in the amounts provided by any riders attached to this Policy.

                          A Surrender Charge will apply to any decrease in Face Amount as explained in the Surrender Charge provision. This Surrender Charge will be allocated among the Fixed Account and the Sub-Accounts of the Variable Account in the same proportion that the Cash Value in the Fixed Account and the Cash Value in each Sub-Account bears to the total Cash Value of the Policy less the Cash Value in the Loan Account.

                          Any requested increase in Face Amount will be subject to the following conditions:

                          1. Proof that the Insured is insurable by our standards on the date of the requested increase must be submitted.

                          2. The increase, if approved by us, will become effective on the monthly anniversary on or following receipt of the request at our Home Office or any other office designated by us.

                          3. Each increase will be subject to the Maximum Face Amount Increase Administration Charge shown on the Policy Specifications page, unless the increase is not medically underwritten. This fee will be deducted as part of the Monthly Deduction.

                          4. Any increase must be at least the Minimum Face Amount Increase as shown on the Policy Specifications page.

                          5. New insurance for the amount of the increase must be available on the same plan at the age of the Insured on the effective date being allowed under our underwriting rules.

                          6. The amount of any rider which is attached to the Policy can be increased only as stated in the rider.

                          We will amend your Policy to show the effective date of the decrease or increase.

CHANGE IN DEATH           After the first policy year, changes to the Death
BENEFIT OPTION            Benefit Option will be allowed. Proof that the Insured
                          is insurable by our standards on the date of the change may be required. The effective date of the change will be the monthly anniversary on or following the date we receive your written request at our Home
                          Office or any other office designated by us. On the effective date of this change the Death Benefit payable does not change, but the Face Amount may change. Changes are allowed as follows:

                          1. Change from Death Benefit Option A to Death Benefit Option B.

                              The Face Amount of the Policy, any Supplemental Coverage Term Rider and any Adjustable Benefit Term Rider will be decreased, if necessary, to equal the Death Benefit less the Cash Value on the effective date of the change. This change may not be made if it would result in a Face Amount for the Policy that is less than the Minimum Face Amount shown on the Policy Specifications page. A Surrender Charge will apply to any decrease in the Face Amount of the Policy as explained in the Surrender Charge provision.

                              The decrease will reduce the Face Amount in the following order:

                              a. The Face Amount provided by the most recent applied for increase;

                              b. Face Amounts provided by the next most recent applied for increases, successively;

                              c. The Face Amount of any Supplemental Coverage Term Rider; and

                              d. The Face Amount provided by any Adjustable Benefit Term Rider; and

                              e. The initial Face Amount plus any increase in Face Amount provided by a change in Death Benefit Option.

                          2. Change from Death Benefit Option B to Death Benefit Option A.

                              The Face Amount of the Policy will be increased, if necessary, to equal the Death Benefit on the effective date of the change.

                          6.  PREMIUMS AND GRACE PERIOD

PAYMENT OF PREMIUMS       Your first premium is due as of the Policy Date. While
                          the Insured is living, premiums after the first must be paid to us at our Home Office or any other office designated by us. A premium receipt will be furnished upon request. If this Policy is in your possession and you have not paid the first premium, it is not in force. It will be considered that you have the Policy for inspection only.

                          After the first premium is paid, premiums may be paid in any amount and at any interval subject to the following conditions:

                          1.  Any premium payment must be at least $10.00.

                          2. If you have selected the Guideline Premium Test for the Policy, total premiums paid in any policy year may not exceed an amount that would cause the Policy to fail the definition of a life insurance contract as defined by Section 7702 of the Internal Revenue Code of 1986, or any applicable successor provision thereto.

                          3. No planned premium can be increased if that increase would cause the Policy to fail the definition of a life insurance contract as defined by Section 7702 of the Internal Revenue Code of 1986, or any applicable successor provision thereto at any time.

                          On any date that we receive a premium which causes the Death Benefit under any of the Death Benefit Options to increase by an amount that exceeds that Net Premium received, we reserve the right to refuse that premium payment. We may require additional evidence of insurability before we accept the premium.

                          Unless you request otherwise in writing to us, any payment received by us will be used as a premium payment.

NET PREMIUM               The Net Premium is:

                          1.  The premium paid; less

                          2.  The premium paid times the Premium Tax Charge;
                              less

                          3.  The premium paid times the Federal Tax Charge;
                              less

                          4.  The premium paid times the Percent of Premium
                              Charge.

PREMIUM TAX CHARGE        A charge will be deducted for premium taxes from each
                          premium submitted. The Maximum Premium Tax Charge, as a percent of the premium, is shown on the Policy
                          Specifications page.

FEDERAL TAX CHARGE        A charge will be deducted for federal taxes from each
                          premium submitted. The Maximum Federal Tax Charge, as a percent of the premium, is shown on the Policy
                          Specifications page.

PERCENT OF PREMIUM        A charge will be deducted from each premium submitted.
CHARGE                    The Maximum Percent of Premium Charge is shown on the
                          Policy Specifications page.

ALLOCATION OF NET         You determine the allocation of Net Premiums among the
PREMIUMS                  Fixed Account and the Sub-Accounts of Variable
                          Account. For any chosen allocation the minimum percentage that may be allocated is 1% of the Net
                          Premium. Percentages must be in whole numbers. The total number of accounts (the Fixed Account plus the Sub-Accounts of the Variable Account) you may have Cash Value allocated to over the life of the Policy cannot exceed the Maximum Number of Accounts shown on the Policy Specifications page. The Fixed Account Cash
                          Value immediately after payment of the premium cannot exceed 1., below, times 2., below:

                          1. The Fixed Account Cash Value plus the Variable Account Cash Value.

                          2. The Fixed Account Maximum Allocation Percent as shown on the Policy Specifications page.

                          The initial allocation is shown on the Application, a copy of which is attached. We may modify the Fixed Account Maximum Allocation Percent at any time.

                          The Policy's first investment of the Net Premium is made in the Money Market Sub-Account as of the Investment Start Date. The Policy's Cash Value will be transferred, based on your choice, to the Sub-Accounts and the Fixed Account 15 days after the initial premium is applied to the Policy. Before this transfer, the values and benefits of the Policy will depend on the net investment performance of the Money Market Sub-Account. After this transfer, each Net Premium allocated to the Variable Account will be applied to the Sub-Accounts you chose as of the date it is received by us at our Home Office or any other office designated by us.

YOUR RIGHT TO CHANGE      If you have not exercised your Conversion Rights, you
ALLOCATION                may change the allocation of future Net Premiums among
                          the Fixed Account and/or the Sub-Accounts of the Variable Account subject to the conditions outlined in the Allocation of Net Premiums Provision. The change in allocation percentages will take effect immediately upon our receipt of your request in a form acceptable to us at our Home Office or any other office designated by us.

NO LAPSE PERIOD           If, on a monthly anniversary day prior to the No Lapse
                          Premium Date, the sum of all premiums paid on this Policy less:

                          1.  Any partial withdrawals;

                          2. Any Cash Value paid to you to allow the Policy to continue to qualify as a life insurance contract; and

                          3.  Any outstanding Loan and Loan Interest

                          is greater than or equal to the sum of the No Lapse Monthly Premiums for each monthly anniversary since the Policy Date, this Policy will not lapse. The No Lapse Premium Date and the No Lapse Annual Premium are shown on the Policy Specifications page. The No Lapse Monthly Premium is one twelfth of the No Lapse Annual Premium.

                          The No Lapse Monthly Premium may change if any of the following events occur prior to the No Lapse Premium Date shown on the Policy Specifications page:

                          1. A change in the Policy's Face Amount;

                          2. The addition or deletion of or change to a rider
                             attached to this Policy;

                          3. A change in the Risk Classification of the Insured;
                             or

                          4. A misstatement of age or sex in the Application.

                          The No Lapse Premium Date will not be changed.

                          If the Policy lapses, the No Lapse Period will terminate and cannot be reinstated.

GRACE PERIOD              IF, ON A MONTHLY ANNIVERSARY DAY WHILE THE NO LAPSE
                          PREMIUM PERIOD IS IN EFFECT:

                          1. The Cash Value less any Loan, Loan Interest due and any Surrender Charge that would apply upon surrender whether or not there is a surrender is insufficient to cover the Monthly Deduction, which is defined in the Cash Values Section; and

                          2. The sum of all premiums paid on this Policy, reduced by any partial withdrawals and any outstanding Loan and Loan Interest, is less than the sum of the No Lapse Monthly Premiums for each monthly anniversary since the Policy Date;

                          then the Grace Period of 62 days will be allowed for the payment of a premium sufficient to keep your Policy in force. Notice of the Amount Due to keep this Policy in force through the end of the Grace Period will be sent at the beginning of the Grace Period to your last known address and to any assignee on record. The Amount Due is the amount required to satisfy the No Lapse Premium requirement or an amount sufficient to cover the Monthly Deduction, whichever is less. If we do not receive a premium large enough to cover the Monthly Deduction by the end of the Grace Period, your Policy will lapse at the end of that 62-day period and it will then terminate without Cash Surrender Value. If the Insured dies during the Grace Period, the Amount Due will be deducted from the Death Benefit.

                          IF, ON A MONTHLY ANNIVERSARY DAY ON OR AFTER THE NO LAPSE PREMIUM PERIOD, the Cash Value less any Loan, Loan Interest due and any Surrender Charge that would apply upon surrender whether or not there is a surrender is insufficient to cover the next Monthly Deduction, a Grace Period of 62 days will be allowed for the payment of a premium sufficient to pay the Monthly Deduction.

                          Notice of the amount of premium required to be paid to keep this Policy in force through the end of the Grace Period will be sent at the beginning of the Grace Period to your last known address and to any assignee on record. If we do not receive a premium large enough to cover the Monthly Deduction by the end of the Grace Period, your Policy will lapse at the end of that 62-day period and it will then terminate without Cash Surrender Value. If the Insured dies during the Grace Period, any past due Monthly Deductions will be deducted from the Death Benefit.

REINSTATEMENT             You may reinstate your lapsed Policy within three
                          years after the date of lapse. This must be done prior to the Insured's Attained Age 100. The Policy cannot be reinstated, except with our consent, if more than three years have passed since the date of lapse. The
                          Policy cannot be reinstated if it has been surrendered. To reinstate, you must submit the following items:

                          1.  A written application for Reinstatement.

                          2. Proof satisfactory to us that the Insured is insurable by our standards.

                          3. Payment of a premium large enough to keep the Policy in force for at least three months.

                          Upon Reinstatement, we will deduct any Monthly Deductions and Loan Interest due and unpaid at the time of lapse. The Insured must be alive on the date we approve the request for Reinstatement. If the Insured is not alive, such approval is void and of no effect.

                          The reinstated policy will be in force from the date we approve the Reinstatement application.

                          Any Loan may be repaid or reinstated. Any Loan reinstated will cause Cash Value of an equal amount to be reinstated.

                          Any Loan repaid at the time of Reinstatement will cause an increase in Cash Value equal to the amount of the repaid Loan.

                          The Maximum Asset Charge Percentage, the Maximum Monthly Policy Charge, the Maximum Monthly Administration and Issue Expense Charge and the Maximum Surrender Charge at the time of Reinstatement will be those in effect at the time of lapse. If only a portion of the coverage is reinstated then only the applicable portion of the Maximum Monthly Administration and Issue Expense Charge and Maximum Surrender Charge will be reinstated. If only a portion of the coverage is reinstated, the Cash Value following Reinstatement will be increased by a proportionate amount of the Surrender Charge imposed at the time of lapse.

                          If only a portion of the coverage is reinstated then only a portion of any rider amounts attached to this Policy may also be reinstated.

                          The No Lapse Period will not be applicable upon Reinstatement of the Policy.

                          Riders can be reinstated only as stated in the rider or with our consent.

                          7.  LOANS




LOANS Upon written request to us, you may borrow an amount not in excess of the Loan Value of your Policy while it is in force. The amount of your net loan request at any one time must be at least the Minimum Loan and Withdrawal Amount shown on the Policy Specifications page. Your Policy will be the sole security for such Loan.

                          The Loan Value is the Cash Value of your Policy at the date of the loan request plus interest to the next policy anniversary at the Fixed Account Cash Value Guaranteed Interest Rate, shown on the Policy Specifications page, reduced by:

                          1.  Any existing Loan; and

                          2.  Loan Interest to the next policy anniversary; and

                          3. The amount of the last Monthly Deduction processed times the number of policy months to the earliest of: the next planned premium due date; and the next policy anniversary, and

                          4. Any Surrender Charge that would apply upon surrender whether or not there is a surrender.

                          You may allocate the Loan among the Fixed Account and the Sub-Accounts of the Variable Account. If you do not specify the allocation, then the Loan will be allocated among the Fixed Account and the Sub-Accounts of the Variable Account in the same proportion that the Cash Value in the Fixed Account, and the Cash Value in each Sub-Account bears to the total Cash Value of the Policy less the Cash Value in the Loan Account, on the date of the Loan.

                          Cash Value equal to the Loan allocated to the Fixed Account and each Sub-Account of the Variable Account will be transferred to the Loan Account, reducing the Cash Value accordingly. The transferred Cash Value: will be allocated to the appropriate Loan SubAccount; and will earn interest at the Fixed Account Cash Value Guaranteed Interest Rate shown on the Policy Specifications page. Interest earned on the Cash Value in the Loan Account will remain in the Loan Account until: a loan repayment is received by us; a new Loan is made; the Policy enters the Grace Period; or the next policy anniversary. Upon each of these events, the interest earned on the Loan Account will be transferred to the Fixed Account and the Sub-Accounts of Variable Account in the same proportion that the Cash Value in the Loan Account bears to the Cash Value allocated to each Loan SubAccount.

LOAN INTEREST DUE         The accrued Loan Interest will be due the earliest of:
DATE

                          1.  The next policy anniversary date;

                          2.  The date of termination of the Policy;

                          3.  The date the Loan is repaid in full; and

                          4. The date the Loan plus Loan Interest accrued exceeds the Cash Value less any Surrender Charge that would apply upon surrender whether or not there is a surrender.

                          Loan Interest will be payable annually on each policy anniversary. If you do not pay the Loan Interest when it is due on a policy anniversary: an amount of Cash Value equal to the Loan Interest will be added to the Loan; interest will be charged on it; and it will be allocated to the appropriate Loan SubAccount. The amount transferred will be deducted from the Fixed Account and the Sub-Accounts of the Variable Account in the same proportion that the Cash Value in the Fixed Account and the Cash Value in each Sub-Account bears to the total Cash Value of the Policy less the Cash Value in the Loan Account.

FIXED LOAN INTEREST       Loan Interest will be charged on any Loan. The rate of
RATES                     interest will not exceed the Maximum Loan Interest
                          Rate shown on the Policy Specifications page. Loan
                          Interest is payable in arrears.

LOAN REPAYMENTS           You may repay your Loan in whole or in part at any
                          time before the death of the Insured while the Policy is in force. When a loan repayment is made, Cash Value securing the debt in the Loan Account equal to the loan repayment will be repaid to the Fixed Account and the Sub-Accounts of Variable Account in the same proportion that the Cash Value in the Loan Account bears to the Cash Value in each Loan SubAccount.
                          Unpaid Loan and Loan Interest will be deducted from any settlement of your Policy.

                          If you fail to make repayments when the total Loan and Loan Interest due would exceed the Cash Value, less any Surrender Charge that would apply upon surrender whether or not there is a surrender, (called "excess Loan") your Policy will terminate. We will allow you a Grace Period for payment of the amount of the excess due. In such event the Policy becomes void at the end of the Grace Period. We will mail notice to your last known address, and that of any assignee of record. This Grace Period will expire 62 days from the monthly anniversary immediately before the date of the excess Loan.

                          Unless you request otherwise in writing to us, any payment received by us will be used as a premium payment.

                          8.  CASH VALUES

CASH VALUE

                          The Cash Value of your Policy is equal to the total of:

                          1.  The Cash Value in the Fixed Account; plus

                          2. The Cash Value in the Sub-Accounts of the Variable Account, plus

                          3.  The Cash Value in the Loan Account.

CASH VALUE ON OR          If this Policy is in force on or after the Insured's
AFTER ATTAINED AGE        Attained Age 100, the Cash Value of your Policy will
100                       be determined in the same manner as described below;
                          except no Monthly Deductions will be made. Premiums cannot be paid on or after the Insured is Attained Age
                          100, except for payments required under the Grace
                          Period.

FIXED ACCOUNT CASH        The Cash Value in the Fixed Account as of the
VALUE                     Investment Start Date is equal to:

                          1. The portion of the initial Net Premium received and allocated to the Fixed Account; less

                          2. The portion of the Monthly Deductions due from the Policy Date through the Investment Start Date charged to the Fixed Account.

                          The Cash Value in the Fixed Account on any day after the Investment Start Date is equal to:

                          1. The Cash Value on the preceding Valuation Date, with interest on such value at the current rate; plus

                          2. Any portion of Net Premium received and allocated to the Fixed Account on that day; plus

                          3. Any amounts transferred to the Fixed Account on that day; plus

                          4. Any loan repayments allocated to the Fixed Account on that day; plus

                          5. That portion of any interest credited on an outstanding Loan which is allocated to the Fixed Account on that day; less

                          6. Any amount transferred from the Fixed Account to the Sub-Accounts of the Variable Account on that day; less

                          7. Any partial withdrawal made from the Fixed Account on that day; less

                          8. Any portion of a Processing Charge taken from the Sub-Account; less

                          9. Any portion of the Surrender Charge incurred on that day attributed to the Fixed Account; less

                          10. Any amount transferred from the Fixed Account to
                              the Loan Account on that day; less

                          11. IF THAT DAY IS A MONTHLY ANNIVERSARY, the portion
                              of the Monthly Deduction charged to the Fixed Account, to cover the policy month that starts on that day.

                          The Cash Value in the Fixed Account can be negative. Interest will not be charged on negative Cash Value.

FIXED ACCOUNT             The interest credited to the Fixed Account Cash Value
INTEREST RATE             for a specific day will be at an effective annual rate
                          not less than the Fixed Account Cash Value Guaranteed
                          Interest Rate shown on the Policy Specifications page.

VARIABLE ACCOUNT CASH     The Cash Value in each Sub-Account of the Variable
VALUE                     Account on the Investment Start Date is equal to:

                          1. The portion of the initial Net Premium received and allocated to the Sub-Account; less

                          2. The portion of the Monthly Deductions due from the Policy Date through the Investment Start Date charged to the Sub-Account.

                          The Cash Value in each Sub-Account of the Variable Account on subsequent Valuation Dates is equal to:

                          1. The Cash Value in the Sub-Account on the preceding Valuation Date times that Sub-Account's Net Investment Factor for the current Valuation Period; plus

                          2. Any portion of Net Premium received and allocated to the Sub-Account during the current Valuation Period; plus

                          3. Any amounts transferred to the Sub-Account from the Fixed Account or from another Sub-Account during the current Valuation Period; plus

                          4. Any Loan repayments allocated to the Sub-Account during the current Valuation Period; plus

                          5. That portion of any interest credited on an outstanding Loan which is allocated to the Sub-Account during the current Valuation Period; less

                          6. Any amounts transferred from the Sub-Account during the current Valuation Period; less

                          7. Any partial withdrawal from the Sub-Account during the current Valuation Period; less

                          8. Any portion of the Surrender Charge incurred during the current Valuation Period attributed to the Sub-Account; less

                          9. Any portion of a Processing Charge taken from the Sub-Account; less

                          10. Any amount transferred from the Sub-Account to the
                              Loan Account during that Valuation Period; less

                          11. IF A MONTHLY ANNIVERSARY OCCURS DURING THE CURRENT
                              VALUATION PERIOD, the portion of the Monthly
                              Deduction charged to the Sub-Account during the current Valuation Period to cover the policy month which starts during that Valuation Period.

                          The Cash Value in a Sub-Account can be negative.

VARIABLE ACCUMULATION     At the end of a Valuation Date, the current market
UNITS                     value of a Sub-Account is determined by multiplying
                          that Sub-Account's accumulation unit value times the number of Sub-Account units held under this Policy.

                          The number of Sub-Account accumulation units will increase when:

                          1. Any portion of a Net Premium is allocated to that Sub-Account;

                          2.  Amounts are transferred to that Sub-Account; or

                          3.  Loans are repaid and credited to that Sub-Account.

                          The number of Sub-Account accumulation units will decrease when:

                          1. Any portion of the Monthly Deduction is deducted from that Sub-Account;

                          2.  A Loan is taken from that Sub-Account;

                          3.  An amount is transferred from that Sub-Account;

                          4.  A Processing Charge is taken from that
                              Sub-Account;

                          5.  A Surrender Charge is taken from that Sub-Account;
                              or

                          6.  A partial withdrawal is taken from that
                              Sub-Account.

VALUE OF EACH             The value of an accumulation unit may increase or
ACCUMULATION UNIT         decrease from one Valuation Period to the next. For
                          any Valuation Period the value is:

                          1. The value of an accumulation unit for the prior Valuation Period;

                              times

                          2. The Net Investment Factor for that Sub-Account for the current Valuation Period.

NET INVESTMENT FACTOR     The Net Investment Factor measures the investment
                          performance of a Sub-Account during a Valuation
                          Period. The Net Investment Factor for each Sub-Account for a Valuation Period is calculated as follows:

                          1. The value of the assets at the end of the preceding Valuation Period; plus

                          2. The investment income and capital gains---realized or unrealized---credited to the assets in the Valuation Period for which the Net Investment Factor is being determined; less

                          3. The capital losses---realized or unrealized--- charged against those assets during the Valuation Period; less

                          4. Any amount charged against each Sub-Account for taxes, including any tax or other economic burden resulting from the application of tax laws that we determine to be properly attributable to the Sub-Accounts of the Variable Account, or any amount we set aside during the Valuation Period as a reserve for taxes attributable to the operation or maintenance of each Sub-Account; divided by

                          5. The value of the assets at the end of the preceding Valuation Period.

LOAN ACCOUNT CASH         The Cash Value in the Loan Account as of the
VALUE                     Investment Start Date is equal to the amount
                          transferred into the Loan Account on that day.

                          The Cash Value in the Loan Account on any day after the Investment Start Date is equal to:

                          1. The Cash Value in the Loan Account on the preceding Valuation Date, with interest; plus

                          2. Any amount transferred to the Loan Account from the Fixed Account on that day; plus

                          3. Any amount transferred to the Loan Account from the Sub-Accounts of the Variable Account on that day; plus

                          4. IF THAT DAY IS A POLICY ANNIVERSARY, an amount due to cover the Loan Interest if not paid by you; less

                          5. Any amount transferred from the Loan Account to the Fixed Account on that day; less


                          6. Any amount transferred from the Loan Account to the Sub-Accounts of the Variable Account on that day.

MONTHLY COST OF           The Monthly Cost of Insurance for the following month
INSURANCE                 is charged as part of the Monthly Deduction. The
                          Monthly Cost of Insurance is equal to:

                          1. The Net Amount at Risk for the initial Face Amount times the Monthly Cost of Insurance Rate for the initial Face Amount; plus

                          2. The Net Amount at Risk for any increase in Face Amount due to a Death Benefit Option Change times the Monthly Cost of Insurance Rate for that increase; plus

                          3. If you request any increase in your Face Amount, the Net Amount at Risk for each requested Amount of Increase times the Monthly Cost of Insurance rate for each increase in Face Amount.

                          The Net Amount at Risk for the initial Face Amount, for each increase in Face Amount due to a Death Benefit Option Change, and for any requested Amounts of Increase equals:

                          1.  For Death Benefit Option A:

                              a.  The greater of: the Face Amount of that
                                  coverage divided by the Monthly Discount
                                  Factor shown on the Policy Specifications page; and the Cash Value (before the deduction of the Monthly Cost of Insurance) attributable to that coverage at the beginning of the policy month times the Attained Age Factor as shown on the Table of Corridor Factors. The Cash Value used in this calculation will not be less than zero; less

                              b. Any Cash Value (before the deduction of the Monthly Cost of Insurance) attributable to that coverage.

                          2.  For Death Benefit Option B:

                              a. The greater of: the Face Amount for that coverage divided by the Monthly Discount Factor shown on the Policy Specifications page plus the Cash Value (before the deduction of the Monthly Cost of Insurance) attributable to that coverage at the beginning of the policy month; and the Cash Value (before the deduction of the Monthly Cost of Insurance) attributable to that coverage at the beginning of the policy month times the Attained Age Factor as shown on the Table of Corridor Factors. The Cash Value used in this calculation will not be less than zero; less

                              b. Any Cash Value (before the deduction of the Monthly Cost of Insurance) attributable to that coverage.

                          The Cash Value will be attributed to coverages in the following order:

                          1. To the coverage provided by the initial Face Amount plus any increase in Face Amount due to a Death Benefit Option change plus all Adjustable Benefit Term Rider Face Amount increases; then

                          2. To any Supplemental Coverage Term Rider Face Amount; and then

                          3. To all increases in Face Amount in the order they were effective.

MONTHLY COST OF           At the beginning of each policy year, the Monthly Cost
INSURANCE RATES           of Insurance rate is determined for the initial Face
                          Amount and each increase in Face Amount. The Monthly
                          Cost of Insurance rate is based on the Attained Age, Risk Classification, Sex and completed policy years from the Issue Date of the initial Face Amount and each increase in Face Amount. For the initial Face
                          Amount, we will use the Risk Classification as of the Issue Date. For each increase, we will use the Risk
                          Classification applicable to the increase. If the Death Benefit equals a percentage of the Cash Value, any increase in Cash Value will cause an automatic increase in the Death Benefit. The Risk Classification for such an increase will be the same as that used for the most recent increase, excluding any riders that required proof that the Insured was insurable by our standards.

                          The Monthly Cost of Insurance rates will never exceed the rates shown on the Table of Maximum Monthly Cost of Insurance Rates page. Any change in the Cost of Insurance rates will apply to all persons of the same age, sex, and risk classification whose initial Face Amounts or increases in Face Amount have been in force for the same length of time.

MONTHLY                   An Administration and Issue Expense Charge will be
ADMINISTRATION AND        deducted each policy month from the Cash Value as part
ISSUE EXPENSE CHARGE      of the Monthly Deduction. This charge equals the
                          applicable Face Amount times an Administration and Issue Expense Charge Rate, divided by 1,000. The
                          Administration and Issue Expense Charge Rate for the initial Face Amount of the Policy will never exceed the Maximum Monthly Administration and Issue Expense
                          Charge Rate shown on the Policy Specifications page for the initial Face Amount.

                          An Administration and Issue Expense Charge will also be applied to any increase in Face Amount. This charge will never exceed the Maximum Monthly Administration and Issue Expense Charge Rate shown on the Policy Specifications page for Policy Change for that increase. The Administration and Issue Expense Charge is based on the Insured's Age, Sex and Risk Classification on the effective date of the initial Face Amount or any increase in Face Amount.

                          For the purpose of determining the applicable Administration and Issue Expense Charge on any date after Reinstatement, the period the Policy was lapsed will not count.

MONTHLY POLICY CHARGE     A Policy Charge will be deducted each policy month
                          from the Cash Value as part of the Monthly Deduction.
                          The amount of the Monthly Policy Charge will never exceed the amount shown on the Policy Specifications page.

                          For the purpose of determining the applicable Monthly Policy Charge on any date after Reinstatement, the period the Policy was lapsed will not count.

ASSET CHARGE              An Asset Charge will be deducted from the Cash Value
                          each policy month as part of the Monthly Deduction. A charge will be calculated on each monthly anniversary and will not exceed the Maximum Monthly Asset Charge
                          Percentage shown on the Policy Specifications page times the Variable Account Cash Value at the beginning of the current day. If the Cash Value is negative on a monthly anniversary, the Asset Charge will not be deducted for that month.

                          For the purpose of determining the applicable Asset Charge on any date after Reinstatement, the period the Policy was lapsed will not count.

REDUCTION OF CHARGES      We may reduce or eliminate certain charges. The extent
                          and nature of reductions may change from time to time.
                          The charge structure may vary. Variations are determined in a manner, not unfairly discriminatory to policy owners, which reflects differences in costs of services.

MONTHLY DEDUCTION         On the first day of each policy month, whether or not
                          premiums are paid, we will make a Monthly Deduction for that policy month from the Cash Value of this Policy.

                          The Monthly Deduction is:

                          1.  The Monthly Asset Charge; plus

                          2. The Monthly Administration and Issue Expense Charge; plus

                          3.  The Monthly Policy Charge; plus

                          4. The Monthly Cost of Rider, if any, for any rider included with this Policy; plus

                          5. The Maximum Face Amount Increase Administration Charge, if any; plus

                          6.  The Monthly Cost of Insurance.

                          The Monthly Deduction for a policy month will be allocated among the Fixed Account and the Sub-Accounts of the Variable Account in the same proportion that the Cash Value in the Fixed Account and the Cash Value in each Sub-Account bears to the total Cash Value of the Policy less the Cash Value in the Loan Account on the monthly anniversary. However, you can choose in writing, at any time, to have Monthly Deductions allocated among the Fixed Account or a specific Sub-Account until the Cash Value in the Policy's portion of the Fixed Account or that Sub-Account is insufficient to cover the entire Monthly Deduction; and then the Fixed Account and the remaining Sub-Accounts in the same proportion that the Cash Value in the Fixed Account and the Cash Value in each Sub-Account bears to the total Cash Value of the Policy less the Cash Value in the Loan Account on the monthly anniversary. We will allocate the Monthly Deduction according to your choice until you request otherwise in writing to us.

DETERMINATION OF          Cost of Insurance Rates, Percent of Premium Charges,
NONGUARANTEED FACTORS     Monthly Administration and Issue Expense Charges,
                          Monthly Policy Charges, Monthly Asset Charges and interest rates will be determined by us based on expectations as to future mortality, tax, interest earnings, expense and persistency experience. We will not adjust such rates or charges as a means of recovering prior losses nor as a means of distributing prior profits.

CASH SURRENDER VALUE      The Cash Surrender Value of this Policy is:

                          1.  The Cash Value at the time of surrender; less

                          2.  Any Loan and Loan Interest accrued; less

                          3. Any Surrender Charge that would apply upon surrender whether or not there is a surrender.

SURRENDER                 You may surrender your Policy for its Cash Surrender
                          Value at any time during the lifetime of the Insured.
                          We will determine the Cash Surrender Value as of the date we receive your request in a form acceptable to us at our Home Office or any other office designated by us. The Cash Surrender

                          Value will not be reduced by any Monthly Deduction due on that date for a subsequent policy month. Any unused portion of the Monthly Cost of Insurance will be added to the Cash Surrender Value.

PARTIAL WITHDRAWALS       After the Right to Examine Policy period, upon our
                          receipt of your request in a form acceptable to us at our Home Office or any other office designated by us, you can make a partial withdrawal of cash subject to the conditions listed below. Except with our consent, the number of partial withdrawals in a policy year will be limited to the Maximum Number of Transfers or Withdrawals shown on the Policy Specifications page.
                          If we consent to more than that in a policy year, we may impose a charge not to exceed the Maximum
                          Processing Charge shown on the Policy Specifications page.

                          Except with our consent, the amount of your partial withdrawal request at any one time must be at least the Minimum Loan and Withdrawal Amount shown on the Policy Specifications page. We reserve the right to limit the total amount you may withdraw to 90% of the Cash Surrender Value of your Policy. (See the Allocation of Partial Withdrawals, Fixed Account Partial Withdrawals and Variable Account Partial Withdrawals provisions below.)

                          No partial withdrawal will be processed which will result in the Face Amount, excluding riders, being decreased below the Minimum Face Amount shown on the Policy Specifications page.

                          The Death Benefit of the Policy will be based on the Face Amount after the partial withdrawal and the reduced Cash Value. The Face Amount of the Policy will be decreased, if necessary, such that the amount at risk after the partial withdrawal is not greater than the amount at risk before the partial withdrawal. A Surrender Charge will apply if the Face Amount is decreased. This Surrender Charge will be allocated among the Fixed Account and the Sub-Accounts of the Variable Account in the same proportion that the partial withdrawal was allocated among the Fixed Account and the Sub-Accounts of the Variable Account. (See Allocation of Partial Withdrawals provision below.) When the first partial withdrawal of each policy year is made, this Surrender Charge will not apply to: the first 10% of Cash Surrender Value withdrawn; or if the amount withdrawn is less than 10%, the amount of the partial withdrawal.

                          The Face Amount will be decreased in the following order:

                          1. The initial Face Amount of the Policy, plus any increase in Face Amount provided by a change in Death Benefit Option ,to the Minimum Face Amount shown on the Policy Specifications page;

                          2. The Face Amount provided by any Adjustable Benefit Term Rider;

                          3. The Face Amount of any Supplemental Coverage Term Rider; and

                          4. Any increases in the same order in which they were issued.

                          A decrease in Face Amount may require a decrease in the amounts provided by any riders attached to this Policy.

ALLOCATION OF PARTIAL     You may allocate the partial withdrawal plus any
WITHDRAWALS               applicable Surrender Charge, subject to the conditions
                          below, among the Fixed Account and the Sub-Accounts of the Variable Account. If you do not specify the allocation, then the partial withdrawal will be allocated among the Fixed Account and the Sub-Accounts of the Variable Account in the same proportion that the Cash Value in the Fixed Account and the Cash Value in each Sub-Account bears to the total Cash Value of the Policy less the Cash Value in the Loan Account on the date of the partial withdrawal. If the Fixed
                          Account conditions will not allow this proportionate allocation, we will request that you specify an acceptable allocation.

FIXED ACCOUNT PARTIAL     You may request a partial withdrawal be taken from
WITHDRAWALS               your Cash Surrender Value in the Fixed Account.

                          The maximum amount of all partial withdrawals and transfers from the Fixed Account in a policy year will be the greater of 1. and 2:

                          1. The Cash Surrender Value of the Fixed Account at the beginning of that policy year times the Fixed Account Maximum Withdrawal Percentage Limit, as shown on the Policy Specifications page.

                          2. The previous year's Fixed Account Maximum withdrawal amount.

                          However, if less than $100 would remain in the Fixed Account after the withdrawal, you can withdraw the entire amount of Cash Surrender Value in the Fixed Account.

VARIABLE ACCOUNT          You may request a partial withdrawal be taken from
PARTIAL WITHDRAWALS       your Cash Surrender Value in a Sub-Account of the
                          Variable Account.

                          The maximum amount of your partial withdrawal from any one of the Sub-Accounts of the Variable Account in a policy year will be the Cash Surrender Value of that Sub-Account.

SURRENDER CHARGE          A Surrender Charge will apply: upon surrender; upon
                          lapse; upon some partial withdrawals that reduce the Face Amount (see Partial Withdrawals provision); upon a change in Death Benefit Option that reduces the Face
                          Amount; or upon a decrease in Face Amount during the surrender charge period.

                          The Surrender Charge for the initial Face Amount will never exceed the Maximum Surrender Charge shown on the Surrender Charge Schedule page. The Surrender Charge for any increase will never exceed the Maximum Surrender Charge shown on the Surrender Charge Schedule page included with the Policy Specifications page for Policy Change issued at the time of the increase.

                          A decrease in Face Amount may decrease some or all of the initial Face Amount and increases in Face Amount as provided in the Policy Benefits Section. If a portion of the initial Face Amount or any increase in Face Amount is decreased, a proportionate amount of the Surrender Charge will apply to each decrease.

                          The Surrender Charge will be allocated among the Fixed Account and the Sub-Accounts of the Variable Account in the same proportion that the Cash Value in the Fixed Account and the Cash Value in each Sub-Account bears to the total Cash Value of the Policy less the Cash Value in the Loan Account. If a Surrender Charge is imposed due to a partial withdrawal, you may allocate it among the Fixed Account and the Sub-Accounts of the Variable Account.

                          For the purpose of determining the applicable Surrender Charge on any date after Reinstatement, the period the Policy was lapsed will not count.

POSTPONEMENT OF           We will usually pay any amounts payable on Loans,
PAYMENTS OR TRANSFERS     surrender or partial withdrawals allocated to the
                          Sub-Accounts of the Variable Account within seven days after written request is received. We will usually pay any Death Benefit proceeds within seven days after we receive due proof of claim. Payment of any amount payable from the Sub-Accounts of the Variable Account on Loans (except when used to pay premiums on policies issued by us), surrender, partial withdrawals or death may be postponed whenever:



                          1. The New York Stock Exchange is closed (other than customary weekend and holiday closing) or trading on the New York Stock Exchange is restricted as determined by the SEC;

                          2. The SEC, by order, permits postponement for the protection of policy owners; or

                          3. An emergency exists as determined by the SEC, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the net assets of the Variable Account.

                          We may defer payment of the portion of any amount payable from the Fixed Account on surrender or partial withdrawals for not more than six months. If we defer payment for 30 days or more, we will pay interest at the rate of 3% per year, or that required by law, for the period of deferment.

                          Transfers may also be postponed under the circumstances listed above.

                          We may defer payment of the portion of any Loan from the Fixed Account for not more than six months. No payment from the Fixed Account to pay premiums on any policy issued by us will be deferred.

BASIS OF COMPUTATION      The minimum cash values are based on:

                          1. The Basis of Computation of Minimum Cash Values table shown on the Policy Specifications page and any Policy Specifications page for Policy Change; and

                          2. For amounts allocated to the Fixed Account, compound interest at an annual rate of not less than the Basis of Computation Interest Rate shown on the Policy Specifications page.

                          Net single premiums are based on:

                          1.  The 7702 Table as shown on the Policy
                              Specifications page and any Policy Specifications page for Policy Change; and

                          2. The Basis of Computation Interest Rate shown on the Policy Specifications page.

                          All values are at least equal to those required by any applicable law of the state that governs your Policy. A detailed statement of the method of computing values has been filed, where required, with the Insurance Department of the state in which the Policy is delivered.

                          9.  PAYMENT OF POLICY BENEFITS

PAYMENT Unless otherwise requested, we may pay the Policy Proceeds when the Insured dies to the Payee in one sum or by placing the amount in an account that earns interest. The Payee will have immediate access to all or any part of the account. We will pay interest on the proceeds from the date they become payable to the date of payment as stated above. Interest will be payable at a rate that will be set each year by us and that will not be less than that required by law or 3% per year, if greater.

                          On request, all or part of the proceeds payable in one sum at the death of the Insured can be applied to any Payment Option at the choice of the Payee. Further, with our consent, any Payee who is entitled to receive proceeds in one sum when a Payment Option ends, or at the death of a prior Payee, or when the proceeds are withdrawn, can choose to apply the proceeds to a Payment Option.

CHOICE OF PAYMENT         The choice of a Payment Option and the naming of the
OPTIONS; OPTION DATE      Payee must be in written form satisfactory to us. You
                          can make or change or revoke the choice before the death of the Insured. The Option Date is the effective date of the Payment Option, as chosen.

                          When a Payment Option starts, we will issue a contract that will describe the terms of the Option. We may require that you send us this Policy.

PAYEE A Payee is a person, a corporation, a partnership, a fiduciary or any other legal entity entitled to receive payment in one sum or under a Payment Option.

                          If the Payee is not a natural person, the choice of a Payment Option will be subject to our approval. A collateral assignment will modify a prior choice of a Payment Option. The amount due the assignee will be payable in one sum and the balance will be applied under the Payment Option.

LIFE INCOME OPTIONS       Guaranteed Life Income Options are based on the age of
                          the Payee on the Option Date. We will require proof of age. The Life Income payments will be based on the rates shown in the Life Income Tables; or, if they are greater, our Payment Option rates on the Option Date.
                          If the rates at a given age are the same for different periods certain, the longest period certain will be deemed to have been chosen.

DEATH OF PAYEE            Amounts to be paid after the death of a Payee under a
                          Payment Option will be paid as due to the successor
                          Payee. If there is no successor Payee, amounts will be paid in one sum to the estate of the last Payee to die. If a Payee under a Life Income Option dies within 30 days after the Option Date, the amount applied to the Option, less any payments made, will be paid in one sum, unless a Payment Option is chosen.

LIMITATIONS               If instalments under an Option would be less than $50,
                          proceeds can be applied to a Payment Option only with our consent.

                          10. PAYMENT OPTIONS


INTEREST INCOME           The proceeds applied to this Option will earn
                          interest. Interest on the proceeds:

                          1.  Will be paid monthly; or

                          2. Will be added to the principal amount each year and will earn interest.


                          Withdrawals of at least $500 each may be made at any time by written request.

INSTALMENT INCOME FOR     Monthly instalment payments will be made so that the
A STATED PERIOD           proceeds applied, with interest, will be paid over the
                          period chosen (from 1 to 30 years). Any interest paid above 3% (See Payment Option Rates below) by us for any year will be added to the monthly payments for that year.

INSTALMENT INCOME OF      Monthly instalment payments of a chosen amount will be
A STATED AMOUNT           made until the entire proceeds applied, with interest,
                          is paid.

SINGLE LIFE INCOME -      Monthly payments will be made during the lifetime of
GUARANTEED PAYMENT        the Payee with a chosen guaranteed payment period of
PERIOD                    10, 15 or 20 years.

SINGLE LIFE INCOME -      Monthly payments will be made during the lifetime of
GUARANTEED RETURN         the Payee. If the payee dies before the total amount
                          applied under this plan has been paid, the remainder will be paid in one sum.

JOINT AND SURVIVOR        Monthly payments will be made:
LIFE INCOME

                          1. While either of two Payees is living, but for at least 10 years, called "Joint and Survivor Life Income, 10 Years Certain"; or

                          2. While two Payees are living, and after the death of one Payee, two-thirds of the monthly amount while the other Payee is living, called "Joint and 2/3 to Survivor Life Income".

OTHER FREQUENCIES AND     Other Payment Options and payment frequencies may be
OPTIONS                   arranged with us.



PAYMENT OPTION RATES      Amounts applied under the interest income and
                          instalment payment plans will earn interest at a rate we set from time to time; but the rate will not be less than 3% per year.

                          11. LIFE INCOME TABLES


MINIMUM PAYMENTS          Monthly payments for each $1,000 applied will not be
UNDER PAYMENT OPTIONS     less than the amounts shown in the following Tables.
                          On request, we will provide additional information about amounts of minimum payments.

                          The rates shown below are based on an interest rate of 3% per year and based on the 1983 IAM Mortality Table with projection to 1992 using projection Scale G.

INSTALMENT INCOME FOR     Years Chosen    Monthly Payment   Years Chosen     Monthly Payment   Years Chosen     Monthly Payment
A STATED PERIOD           ------------    ---------------   ------------     ---------------   ------------     ---------------
                                1             $84.47             11              $ 8.86             21              $ 5.32
                                2              42.86             12                8.24             22                5.15
                                3              28.99             13                7.71             23                4.99
                                4              22.06             14                7.26             24                4.84
                                5              17.91             15                6.87             25                4.71

                                6              15.14             16                6.53             26                4.59
                                7              13.16             17                6.23             27                4.47
                                8              11.68             18                5.96             28                4.37
                                9              10.53             19                5.73             29                4.27
                               10               9.61             20                5.51             30                4.18

SINGLE LIFE INCOME                                   Guaranteed Payment Period
                                             -----------------------------------------
                          Payee's Age        10 Years         15 Years        20 Years     Guaranteed Return
                          -----------        --------         --------        --------     -----------------
                          50                  $3.48            $3.47           $3.45             $3.41
                          55                   3.72             3.70            3.66              3.61
                          60                   4.02             3.98            3.92              3.86
                          65                   4.40             4.33            4.21              4.17
                          70                   4.90             4.76            4.54              4.57
                          75                   5.55             5.25            4.87              5.06
                          80                   6.34             5.77            5.13              5.69
                          85 and over          7.25             6.21            5.28              6.49

JOINT AND SURVIVOR        Age of Both Payees   Joint and Survivor, 10 Years Certain   Joint and 2/3 to Survivor
LIFE INCOME               ------------------   ------------------------------------   -------------------------
                                  55                          $3.36                             $3.48
                                  60                           3.58                              3.73
                                  65                           3.87                              4.05
                                  70                           4.25                              4.48
                                  75                           4.76                              5.07

                    FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE


                               NON - PARTICIPATING




                       NEW ENGLAND LIFE INSURANCE COMPANY

                               501 BOYLSTON STREET

                           BOSTON, MASSACHUSETTS 02116